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Exhibit 99. (h)(2)

               SECURITIES LENDING AND REPURCHASE AGENCY AGREEMENT
               --------------------------------------------------

This Securities Lending and Repurchase Agency Agreement (the "Agency Agreement") is entered into on the 25th day of September, 2001 between:

(1) Deutsche Bank AG, New York Branch, with offices at 31 West 52nd St., New York, New York 10019 ("the Bank")

     and

(2) Flag Investors Communications Fund, Inc. and Flag Investors Equity Partners Fund, Inc. and any series thereof, each a registered investment company under the Investment Company Act of 1940 ("1940 Act"), with offices at One South Street, Baltimore, Maryland 21202 (each, the "Client").


Whereas

A. The Client wishes the Bank, as its agent and on its behalf, to sell, lend or otherwise transfer on behalf of each of the portfolios set forth on
     Schedule 1 attached hereto (each a "Portfolio") certain of the Client's Securities held in custody by the relevant Custodian to various Counterparties (each a "Counterparty") under the terms of certain Agreements against the deposit of Collateral by the Counterparty subject to an obligation of the Counterparty to sell or transfer Equivalent Securities to the Client at a certain date or on demand; and

B.   The Bank has agreed to do so on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, the Bank and the Client agree as follows:

1.   Definitions
     -----------

     The following terms, as used herein, shall have the following meanings:

     "Agreement"                   means (as appropriate) the securities lending
                                   agreement or repurchase agreement or any other agreement under which legal and beneficial ownership of Securities may be transferred from the Client to the Counterparty.

     "Bank Affiliate"              means any office or branch of the Bank and
                                   any other entity that directly, or indirectly through one or more intermediaries, controls the Bank or that is controlled by or is under common control with the Bank.

     "Business Day"                means any day on which (i) transfers are made
                                   by the clearing organization through which Securities subject to Transactions are transferred; and (ii) transfers are made by the clearing organization through which the Collateral relating to Transactions is transferred; and (iii) the relevant branch of Deutsche Bank is open for a full range of business.

     "Collateral"                  means cash, Securities issued or guaranteed
                                   by the United States Government or its
                                   agencies or instrumentalities, and
                                   irrevocable letters of credit or any
                                   combination thereof.

     "Client's Account(s)"         means the Client's account(s) set forth on
                                   Exhibit A.

     "Counterparty"                means any of the entities entering into
                                   Agreements with Client through the agency of the Bank.

     "Counterparty Affiliate"      means any office or branch of a Counterparty
                                   and any other entity that directly, or
                                   indirectly through one or more
                                   intermediaries, controls, is controlled by or is under common control with a Counterparty.

     "Counterparty Agreements"     has the meaning set forth in Section 2.02.

     "Custodian"                   means the custodian(s) set forth in Exhibit
                                   A.

     "Default"                     has the meaning set forth in Section 13.01.

     "Distributions"               has the meaning set forth in Section 8.01.

     "Equivalent Securities"       means Securities equivalent to Transferred
                                   Securities being Securities of the same
                                   issuer, issue, class and quantity as
                                   Transferred Securities (or equivalent thereof in the event of a reorganization, recapitalization or merger of the issuer of the Transferred Securities).

     "Indemnity Proceeds"          means amounts paid by the Bank to the
                                   Client under Section 15.01.

     "Investments"                 has the meaning set forth in Section 12.01.

     "Liquidation Proceeds"        means, in the case of Transactions
                                   collateralized by cash, the principal amount of the cash Collateral delivered by the Counterparty to the Bank, acting on behalf of the Client, or, in the case of Transactions collateralized by irrevocable letters of credit, the stated amount of the letter of credit, or, in the case of Transactions collateralized by
                                   Securities, the market value of such
                                   Securities on the date that the Bank takes action with respect to such Collateral under
                                   Section 14, as such Market Value is
                                   determined to be by the Bank in good faith.

     "Market Value"                means with respect to any Securities as of
                                   any time on any date, the bid, mid-market or offer price for such Securities (as selected by the Bank or appropriate to the relevant
                                   Counterparty Agreement) as of such time on such date obtained from a generally recognized source (as appropriate to the relevant Counterparty Agreement or, failing which the price as determined by the Bank in its sole discretion, acting in good faith in a commercially reasonable manner) plus the aggregate amount of any such Distributions which, as of such date, have accrued but not yet been paid in respect of the Securities to the extent not included in such price as of such date. The foreign exchange rate used to calculate the Market Value of Securities or cash Collateral not denominated in U.S.
                                   dollars shall be the foreign exchange rate quoted by the Bank at the close of business on the preceding day.

     "OTC" means                   "over-the-counter".

     "Realized Income"             shall have the meaning given in Section 5.02.

     "Recall Notice"               has the meaning set forth in Section 9.01.

     "Recall Period"               has the meaning set forth in Section9.01.

     "Securities"                  means shares, stocks, bonds, debentures,
                                   notes, certificates of indebtedness, warrants or other securities or financial instruments
                                   (whether represented by a certificate or by a book-entry on the records of the issuer or other entity responsible for recording such book-entries).

     "Transaction"                 means each transaction entered into between
                                   the Client and a Counterparty (through the agency of the Bank) under the terms of an Agreement.

     "Transfer"                    means a transfer of Securities from the
                                   Client to a Counterparty, or the transfer of Equivalent Securities by a Counterparty to the Client (in either case through the agency of the Bank) pursuant to the terms of the relevant Agreement, and cognate expressions shall be construed accordingly.

     "Transferred Securities"      means Securities which are subject to a
                                   Transfer as provided herein.

2.   Appointment of Agent; Identity Disclosure; Approved Counterparties
     ------------------------------------------------------------------

2.01 The Client hereby appoints the Bank, and the Bank hereby accepts appointment, as its agent to enter into Transactions on behalf of each of the Portfolios listed on Schedule I attached hereto.

2.02 Until this Agency Agreement is terminated pursuant to Section 21, the Bank shall be authorized, as the Client's agent, to enter into Transactions with and Transfer the Securities held in Client's Account(s) to Counterparties upon such terms as the Bank shall approve, subject always to the terms hereof. The Bank acknowledges and agrees that such Counterparties may not include the Bank and Bank Affiliates. The Client hereby authorizes and grants the Bank its power of attorney, to negotiate and execute, as the Client's agent, all and any Agreements deemed by the agent to be necessary or desirable (including but not limited to the PSA Master Securities Loan Agreement, the PSA Master Repurchase Agreement, the PSA/ISMA Global Master Repurchase Agreement, the Overseas Securities Lender's Agreement, the ISDA Master Agreement, and netting agreements, with Counterparties and issuers of and Counterparties on Investments and tri-party custodians (collectively the "Counterparty Agreements"), and to take all and any other actions necessary to enter into such Transactions or make Investments (including, without limitation, making required undertakings to regulatory and tax authorities having jurisdiction with respect to the Transactions and Investments).

2.03 The Bank shall be authorized to disclose the Client's identity to (i) the Counterparties, (ii) issuers and Counterparties of the Investments and
       (iii) regulatory and tax authorities having jurisdiction with respect to the Transactions.

2.04 The Client acknowledges that the Bank acts as agent for other clients who may hold some of the same Securities as the Client and accordingly, Transactions with a Counterparty may be allocated among several of the Bank's clients at the sole discretion of the Bank. The Client further acknowledges that the Bank shall have no obligation to include the Client's Securities in such allocation.

2.05 Because Transactions are generally carried out in the OTC market, the Bank may deal for the Client in circumstances in which the relevant deal is not regulated by the rules of any stock exchange or investment exchange.

2.06 The parties acknowledge that no Transfer of Securities shall be made on behalf of a Portfolio if, as a result, the aggregate Market Value of all Transferred Securities of such Portfolio will exceed 331/3 % (or such other level as maybe communicated to the Bank by the Client) of the value of such Portfolio's total assets, including the value of Collateral received in respect of Transferred Securities.

3.     REPRESENTATIONS, AND WARRANTIES AND COVENANTS OF THE CLIENT
       -----------------------------------------------------------

3.01 The Client represents that it is a Massachusetts business trust established pursuant to the laws of the Commonwealth of Massachusetts and is registered under the Investment Company Act of 1940 (the "1940 Act").

3.02 The Client represents, warrants and covenants that the Client has and will have the legal right, power and authority to enter into and carry out all of the Transactions and Investments contemplated by this Agency Agreement and Transfer the Securities subject to Transactions. The Client further represents that this Agency Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms and that is has duly authorized the relevant Custodian to Transfer the Securities to Counterparties as directed by the Bank.

3.03 The Client represents, warrants and covenants that a majority of its Board of Directors (including a majority of the directors who are not "interested persons," within the meaning of the 1940 Act, of the Client), will initially and at least annually thereafter determine that the investment of securities lending cash Collateral in shares of the BT Institutional Funds - Daily Assets Fund Institutional ("DAF") is in the best interest of the shareholders of each Portfolio; (iv) investment in shares of the DAF by a particular Portfolio will be consistent with such Portfolio's investment objectives and policies; (v) investment in shares of DAF by a particular Portfolio will be in accordance with guidelines regarding the investment of cash Collateral specified by the Client and DAF has been approved for investment by each Portfolio or DAF invests in the types of instruments that such Portfolio has authorized for the investment of its cash collateral; and (vi) the securities lending program or each Portfolio will comply with all present and future applicable positions of the Securities and Exchange Commission and its staff regarding such arrangements.

3.04   References herein to the "Client Obligations" means:

      3.04.01 the execution, delivery and performance of this Agency Agreement by the Client; and

      3.04.02 the entering into and performance of the obligations arising under any Transaction for the loan of Securities or for the sale and repurchase of Securities entered into or made hereunder or under the applicable Counterparty Agreement; and

      3.04.03 the entering into and performance of the obligations arising under any Investment entered into or made hereunder or under the applicable Counterparty Agreement;

3.05  The Client further represents and warrants that the Client Obligations:

      3.05.01 are within the Client's corporate, trust or other constitutive powers;

      3.05.02 have been duly authorized by all necessary corporate, trust or other appropriate action;

      3.05.03 require no action by or in respect of, or filing with or approval of, any governmental body, agency, regulatory authority or official (including without limitation any exchange control approvals) that has not been respectively taken, filed or obtained; and

      3.05.04 do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of the Client or of any agreement, judgement, injunction, order, decree or other instrument binding upon the Client.

3.06 The Client hereby represents and warrants that it has taken its own advice and made its own determination with respect to any consequences (including those relating to tax, legal and accounting issues) of the Investments and the Transactions envisaged by this Agency Agreement, and has not relied on any statement or representation by the Bank or its agents made with respect to such consequences.

3.07 The Client hereby represents and warrants that it is not a plan subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and agrees to promptly notify the Bank if this representation shall cease to be true at any time during the term of this Agency Agreement. On the date on which any Transaction is entered into pursuant to a relevant Agreement, and on each day on which Securities, or Equivalent Securities are to be transferred under any Transaction, the Client shall be deemed to repeat all the foregoing representations.

3.08 In relation to loans to Counterparts domiciled in the United Kingdom or otherwise subject to the Income Tax (Stocklending) Regulations 1989 as amended, supplemented or replaced from time to time (the "Regulations"), the Client represents and warrants that : where it is not resident in the United Kingdom for tax purposes and is not carrying on a trade in the United Kingdom through a branch or agency, the Client will (where appropriate) (i) have delivered or cause to be delivered to the Bank a duly completed and certified Certificate (MOD2) or a photocopy thereof bearing an Inland Revenue acknowledgement and unique number and such Certificate or photocopy remains valid or (ii) have taken all necessary steps to enable a specific authorisation to make gross payment of the relevant manufactured dividend to be issued by the Inland Revenue.

3.09 The Client agrees to inform the Bank immediately if any statement set forth in this Section ceases to be true and correct as of any date after the date hereof.

3.010 The Client acknowledges that the Bank will not pay interest on non-reinvested cash Collateral unless otherwise agreed.


4.     REPRESENTATIONS, AND WARRANTIES OF THE BANK

4.01 The Bank represents and warrants that it has and will have the legal right, power and authority to carry out all of the Transactions contemplated by this Agency Agreement, on the Client's behalf, and that the execution, delivery and performance of this Agency Agreement by the
       Bank:

       4.01.01   are within the Bank's corporate powers; and

       4.01.02 have been duly authorized by all necessary corporate action under its charter.

4.02   The Bank hereby undertakes:

       4.02.01   to account to the Client for all outstanding Transactions;

       4.02.02 to take all steps available under the terms of the relevant Agreement to maintain adequate Collateral; and

       4.02.03 to comply with all of its responsibilities and obligations relating to Investments.

4.03 On the date on which any Transaction is entered into pursuant to a relevant Agreement, and on each day on which Securities, or Equivalent Securities are to be transferred under any Transaction, the Bank shall be deemed to repeat all of the foregoing representations.

5.     FEES
       ----

5.01 In connection with each Transaction hereunder the Bank shall calculate the Realized Income which shall be as set out below.

5.02   The Realized Income shall be:

       5.02.01 any fees charged to a Counterparty in the case of Transactions entered into where the Counterparty has provided Collateral other than cash, PLUS the net realized income derived from Investments (derived from the interest of cash collateral if any); LESS;

       5.02.02 any interest or rebate payable, if applicable, LESS any commissions or similar transaction costs, if applicable,

5.03 The Realized Income will be divided between the parties pursuant to the agreed upon percentage set forth in Exhibit C. The Bank agrees to credit the Client's percentage of the Realized Income to the Client's account monthly on a provisional basis regardless of when such fees are actually received.

5.04 The Realized Income shall be payable in the same currency as that received by the Bank or such other currency agreed to in writing between the parties hereto from time to time.

5.05 The aforesaid fee, interest or rebate shall, in the absence of any contrary written arrangement between the Bank and the Client, be reasonably determined by the Bank in accordance with its internal procedures.

6.     STATEMENTS OF TRANSACTION ACTIVITY AND FEES
       -------------------------------------------

       Periodically as agreed with the Client, the Bank shall advise the Client by written or electronic means of Transactions entered into by the Bank on the Client's behalf and certain other information relating thereto.

7.     SECURITIES RESTRICTED FROM LENDING
       ----------------------------------

       Each Portfolio shall have the right to designate in writing from time to time, at its discretion, Securities that will not be included in the securities lending program. The portfolio manager of the fund or portfolio will notify in writing both the Securities Lending Relationship Manager and the Securities Lending Documentation Unit of any additions or deletions to the securities designated at the time of change. Both the Securities Lending Relationship Manager and the Securities Lending Documentation Unit will acknowledge the change in writing to the portfolio manager.

8.     PAYMENTS IN LIEU OF DISTRIBUTIONS ON THE SECURITIES
       ---------------------------------------------------

8.01 It is understood that under the applicable Counterparty Agreement, each Counterparty shall be required to pay or deliver to the Bank payments in the amount of all interest payments, stock or cash dividends or other distributions, rights and warrants (collectively, the "Distributions") made on the Transferred Securities during the term of any Transaction. The Distributions shall be credited by the Bank to the Client's Account on the value date due of the Distributions from the Counterparty. If any Distributions are credited to the Client's Account prior to the Bank's receipt of such Distributions from the Counterparty, such Distributions shall be provisional and may be reversed if they are not received from the Counterparty.

8.02 If any Distributions are not received by the Bank from a Counterparty by the expiration of the applicable delivery period specified in the relevant Counterparty Agreement, the Bank shall notify the Client of such fact and shall take all actions, on the Client's behalf and at the Client's expense, that the Bank deems appropriate to secure the prompt delivery of such Distributions. The Bank may exercise, on the Client's behalf, all rights of the Client that it may have against the Counterparty.

9.     TERMINATION OF TRANSACTIONS; TRANSFER OF EQUIVALENT SECURITIES
       --------------------------------------------------------------

9.01 The Client may instruct the Bank to terminate any Transaction in whole or in part by giving the Bank written notice in accordance with Section 22 or such other electronic notice as may be agreed between the parties from time to time (each a "Recall Notice"). On receipt of a Recall Notice, the Bank shall immediately demand that the relevant Counterparty effect a Transfer of Equivalent Securities, pursuant to the Counterparty Agreement. Upon any such termination, the Counterparty shall be required, under the Counterparty Agreement, to effect a transfer of Equivalent Securities within the Recall Period. Unless otherwise indicated to the Client by the Bank, the Recall Period for each type of security (as identified below) shall be, subject to Section 9.03 below, the relevant standard settlement period for such security, but in no event longer than five days.

9.02   The Recall Period shall commence on:

       9.02.01 the Business Day the Recall Notice is received, if such Recall Notice is received by the Bank prior to 12:00 noon in the city of settlement on such day; or

       9.02.02 the Business Day next following the day on which the Recall Notice is received if it is received by the Bank after 12:00 noon in the city of settlement;

9.03   The Recall Period shall terminate upon

       9.03.01   the close of the standard settlement period for such security;
                 or

       9.03.02 at the end of such other period negotiated by the Bank, as the Client's agent, and the Counterparty,

       but in no event shall any such period be longer than five days.

9.04 The Client acknowledges that if a Transaction is terminated for any reason, any losses (including Investment losses), interest penalties charged by Counterparties and other costs incurred as a result of such early termination shall be the sole responsibility of, and shall be borne by, the Client. Nothing in this Section shall derogate from the Bank's standard of care set forth in Section 17, nor from the Bank's obligations set forth in Section 15.

10.    ELIGIBLE COLLATERAL
       -------------------

10.01 Prior to or simultaneously with the Transfer of the Securities to a Counterparty, the Bank shall obtain Collateral on the Client's behalf. The principal amount of cash Collateral, the Market Value (at the time of delivery by the Counterparty) of Collateral in the form of Securities, and the stated value of Collateral in the form of irrevocable letters of credit shall, in each case, be not less than 102 percent, for loans of Securities the Collateral for which is all denominated in the same currency as the Transferred Securities, or not less than 105 percent, for loans of Securities the Collateral for which is not all denominated in the same currency as the Transferred Securities, of the aggregate Market Value of the Transferred Securities plus any accrued but unpaid Distributions thereon.

10.02 The Bank shall identify on its books and records all Collateral received by the Bank, on the Client's behalf.

11.    SECURITIES AND COLLATERAL VALUATION PROCEDURE
       ---------------------------------------------

       The Bank shall mark-to-market the value of the Securities subject to a Transaction relative to Collateral each Business Day in accordance with its internal policies and procedures. If on any Business Day the value of the Collateral held for Transactions with any Counterparty is less than 102 percent, for loans of Securities the Collateral for which is all denominated in the same currency as the Transferred Securities, or less than 105 percent, for loans of Securities the Collateral for which is not all denominated in the same currency as the Transferred Securities, of the aggregate market value of the Securities subject to Transactions plus any accrued but unpaid Distributions thereon, the Bank shall use its best efforts to obtain from such Counterparty additional Collateral so that the Market Value of the Collateral is equal to or greater than 102 or 105 percent, respectively, of the aggregate Market Value of the Securities subject to Transactions plus any accrued but unpaid Distributions thereon. The Client expressly acknowledges and agrees that the "Market Value of Collateral" (as described in this Section) shall, in the case of cash Collateral, be deemed to mean the principal amount of the cash Collateral actually delivered by the Counterparty to the Bank, acting on behalf of the Client (and not the Market Value of the Investments purchased with such cash Collateral). The Client further expressly acknowledges that the Bank may not obtain additional Collateral from the Counterparty until the Client is undercollateralized by more than a de minimis amount.

12.    INVESTMENT OF CASH COLLATERAL
       -----------------------------

12.01 The Bank is hereby authorized to invest cash Collateral delivered in connection with Transactions on the Client's behalf and for the Client's account, in Securities, instruments, transactions and investments (together, the "Investments") contemplated by the guidelines contained in Exhibit B. The Client agrees that approved Investments may include Securities, instruments, Transactions and investments issued by, purchased through or entered into with the Bank, the Bank Affiliates and customers of the Bank for whom the Bank acts in any capacity.

12.02 The Bank may sell, close-out, liquidate or unwind any Investment, on the Client's behalf and for the Client's account, to or through the Bank, the Bank Affiliates and customers of the Bank for whom the Bank acts in any capacity.

12.03 The Client agrees to accept all investment risks associated with any such Investments, including, but not limited to, interest rate, market, credit and liquidity risk associated with any Investments purchased or entered into with cash Collateral. The Client agrees to pay the Bank upon demand any amounts necessary to enable the Bank to return the cash Collateral and satisfy other requirements imposed under the terms of the applicable Counterparty Agreement to the Counterparty upon termination of a Transaction and the transfer of Equivalent Securities by the Counterparty.

12.04 Subject to Section 19, the Bank shall maintain the property relating to or arising from Investments made on the Client's behalf as contemplated by this Section in one or more custody accounts segregated from the Bank's own assets.

13.    DEFAULT
       -------

13.01  If there shall occur any of the following (each a "Default"):

       13.01.01 any Counterparty makes a general assignment for the benefit of, or enters into a reorganization, arrangement, or composition with creditors; or

       13.01.02 any Counterparty admits in writing its inability to pay its debts as they become due; or

       13.01.03 any Counterparty seeks, consents to or acquiesces in the appointment of any trustee, administrator, receiver or liquidator or analogous officer of it or any material part of its property; or

       13.01.04 If there is a presentation or filing of a petition in respect of a Counterparty (other than by the Client in respect of any obligation under this Agency Agreement) in any court or before any agency alleging or for the bankruptcy, winding-up or other insolvency of that Counterparty (or any analogous proceeding) or seeking any reorganization, arrangement, composition, re-adjustment, administration, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such petition (except in the case of a petition for winding-up or any analogous proceeding) not having been stayed or dismissed within 30 days of its filing; or

       13.01.05 a receiver, administrator, liquidator or trustee or analogous officer of such party is appointed over all or any material part of the property of a Counterparty;

13.02 the Bank shall, on becoming aware thereof, promptly notify the Client of such Default in accordance with Section 22.

14.    CLOSE-OUT, LIQUIDATION OF, OR ENFORCEMENT OF RIGHTS TO COLLATERAL AND
       ---------------------------------------------------------------------
       INDEMNIFICATION
       ---------------

14.01 On the occurrence of a Default, the Bank shall take all actions available under the terms of the relevant Counterparty Agreement, on the Client's behalf and at the Client's expense, to immediately close-out, liquidate, or enforce rights to any Collateral supporting Transactions with such Counterparty and apply the Liquidation Proceeds to

       14.01.01  first, the purchase of Equivalent Securities as replacement for
                 -----
                 the Securities Transferred to such Counterparty;

       14.01.02  next, any other obligations of the Counterparty under the
                 ----
                 relevant Counterparty Agreement; and

       14.01.03  next, any Bank expenses associated with the close-out,
                 ----
                 liquidation of, or enforcement of rights to the Collateral and the purchase of such Equivalent Securities.

14.02 For two Business Days from the date of close-out, liquidation of, or enforcement of rights to the Collateral, the Bank shall use all reasonable efforts to effect the purchase of Equivalent Securities with the aggregate of the Liquidation Proceeds (less any amounts applied pursuant to Section 14.01) and Indemnity Proceeds (if any), but any such purchase shall be made only in such markets, in such manner and on such terms as the Bank shall consider appropriate in its sole discretion. If the Bank cannot purchase Equivalent Securities during such two Business Day period, the Bank shall credit the Client's Account with the Liquidation Proceeds, and Indemnity Proceeds, if any, in cash.

15.    MARGIN SHORTFALL INDEMNITY
       --------------------------

15.01 If the value of the Liquidation Proceeds is less than the Market Value of the Securities subject to the Transactions with such Counterparty on the date of close-out, liquidation of, or enforcement of rights to the Collateral, the Bank shall indemnify the Client for any such difference. Such Indemnity Proceeds shall be applied toward the purchase of Equivalent Securities in accordance with Section 14.02. It is understood and agreed that nothing in this Section obliges the Bank to bear market, credit, or other risks associated with the Investments.

15.02 Any indemnities provided with respect to Transactions where Deutsche Bank Alex.Brown, Inc. is the Counterpart shall be deemed to be issued by the Bank acting through its Head Office in Frankfurt or its London Branch. For the avoidance of doubt, no indemnity shall be issued or deemed to be issued, where Deutsche Bank Alex.Brown, Inc. is the Counterpart, by the Bank acting through its branch in New York.

15.03 Except as provided in Section 15.01, the Bank shall have no liability to the Client for any failure of a Counterparty to transfer Equivalent Securities upon the termination of a Transaction. To the extent that the Bank makes any payments to the Client under Section 15.01, the Bank shall become and remain subrogated to all of the Client's rights that the Client may have against the Counterparty, and the Client hereby assigns all such rights to the Bank. The Client agrees to execute and deliver all such written documents, and to take all other actions reasonably requested by the Bank, from time to time, to give effect to any rights of subrogation referred to in this Section.

16.    THE BANK'S RELATIONSHIP WITH A COUNTERPARTY
       -------------------------------------------

       The Client acknowledges that the Bank may be a creditor for its own account or represent in a fiduciary capacity, or any other capacity, any Counterparty or any creditor or client of a Counterparty, even though the interests so represented may conflict with those of the Client. The Bank's obligations hereunder are only those expressly set forth in this Agency Agreement. Without limiting the generality of the foregoing, the Bank shall not be required to disclose any financial information about a Counterparty obtained in the course of its relationship with such Counterparty, except as expressly provided in Section 13.

17.    STANDARD OF CARE
       ----------------

       The Bank shall use reasonable care in the performance of its duties hereunder consistent with that exercised by banks generally in the performance of duties arising from acting as agent for clients in securities lending and repurchase transactions (as appropriate).

18.    INDEMNIFICATION; RELEASE; LIMITATION OF LIABILITY
       -------------------------------------------------

18.01 The Client shall indemnify the Bank and hold the Bank harmless from any loss or liability (including without limitation, the reasonable fees and disbursements of counsel) incurred by the Bank in rendering services hereunder or in connection with any breach of the terms of this Agency Agreement by the Client, except such loss or liability which results from the Bank's failure to exercise the standard of care required by Section 17 hereof. Nothing in this Section shall derogate from the indemnities provided by the Bank in Section 15.

18.02 Notwithstanding any express provision to the contrary herein, the Bank shall not be liable for any consequential, incidental, special or exemplary damages, even if the Bank has been apprised of the likelihood of such damages occurring.

18.03 The Client agrees that the Bank's duties and responsibilities shall only be those expressly set forth herein and the Bank may consult with counsel and be fully protected with respect to any action taken or omitted to be taken in good faith upon written advice of counsel.

18.04 The Client agrees that the Bank may rely on any certificate, statement, request, consent, agreement or other instrument which it believes to be genuine and to have been signed or presented by a proper person or persons.

19.    AGENTS
       ------

       The Bank may use such agents, including but not limited to, such regulated clearing agents, securities depositaries, nominees, sub-custodians and the Bank Affiliates, as the Bank deems appropriate to carry out its duties under this Agency Agreement. To the extent the Bank Affiliates act as the Bank's agent hereunder, the Bank agrees to be responsible for the acts and omissions of such the Bank Affiliates as though performed by the Bank directly. The Client agrees that the Bank's sole liability for the acts or omissions of any other agent shall be limited to liability arising from the Bank's failure to use reasonable care in the selection of such agent.

20.    FORCE MAJEURE
       -------------

20.01 The Bank shall not be responsible for any losses costs or damages suffered or incurred by the Client resulting directly or indirectly from:

       20.01.01 any action, omission, suspension of trading, decision or ruling of any exchange or regulatory, governmental or other body or of any other person which is beyond the Bank's control (including floor broker, exchange, dealing or clearing house error);

       20.01.02 any war, strike, lock-out, national disaster, act of terrorism, delay in postal service or any other delay or inaccuracy in the transmission of orders or other information, or any breakdown, failure or malfunction beyond the control of the Bank of any telecommunication or computer system or any other cause (whether similar or disimilar to the foregoing) whatsoever beyond the Bank's control;

       provided that the Bank shall use reasonable efforts to inform the Client of the occurrence of any such event.

21.    TERMINATION OF THE AGENCY AGREEMENT
       -----------------------------------

       This Agency Agreement may at any time be terminated by either party by giving to the other not less than thirty calendar days prior notice in writing (such termination becoming effective upon expiry of such notice), provided that such termination shall not affect any Transaction or any obligation under this Agency Agreement (including that of indemnity) which is then outstanding and the provisions of this Agency Agreement shall continue to apply to each such Transaction and each obligation until all the obligations of each party to the other under this Agreement and each such Transaction have been fully performed.

22.    NOTICES
       -------

22.01 All notices under this Agency Agreement shall be in writing, hand delivered, sent by registered mail, or facsimile addressed as follows, or by electronic-mail addressed to such address as shall have been furnished by the receiving party pursuant to the provisions hereof:

       22.01.01   To the Bank:

                            Deutsche Bank AG, New York Branch
                            130 Liberty Street, 35th Floor
                            New York, NY 10006
                            Attention: Securities Lending Documentation Unit Facsimile No.: (212) 250-2339

       22.01.02   To the Client:

                            Deutsche Asset Management Funds
                            One South Street
                            Baltimore, MD 21230
                            Attention: Richard T. Hale
                            Facsimile No.: 410-895-4921


22.02 Notices shall be effective upon receipt. The address of either party may be changed by prior notice to the other party.

23.    GOVERNING LAW; JURISDICTION
       ---------------------------

23.01 This Agency Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflicts of laws principles thereof).

23.02 The parties irrevocably consent to the exclusive jurisdiction and venue of any Federal or state court in the Borough of Manhattan, City of New York, in connection with any legal action or proceeding arising out of or relating to this Agency Agreement and Client irrevocably consents to service of process in any such action or proceeding in any such courts by mailing of copies thereof, postage prepaid to it at One South Street, Baltimore, MD 21202, such service to be effective 10 days after such mailing. Client hereby waives, in relation to any such action or proceeding, any sovereign immunity or other immunity to suit or to the execution or attachment (whether before or after judgement) to which Client or any of Client's property may be or become entitled, or any defenses to any action or proceeding based on venue or that the action has been brought in an inconvenient forum.

24.    SUCCESSORS AND ASSIGNS
       ----------------------

24.01 Except as provided by Section 24.02 below, the rights and obligations of the Client under this Agency Agreement and under each Transaction shall not be capable of assignment without the prior written consent of the Bank.

24.02 Any obligations of the Bank under this Agency Agreement may be performed by any Bank Affiliate and any and all rights and obligations of the Client expressed to be in favor of the Bank shall be held by the Bank for any Bank Affiliate which performs the relevant services, provided that the Bank shall remain liable to the Client under the terms hereof as if such obligations were performed by the Bank.

25.    SEVERABILITY
       ------------

       If any provision of this Agency Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Agency Agreement and the remaining provisions of this Agency Agreement shall remain in full force and effect. This Agency Agreement shall, however, thereafter be amended by the parties in such reasonable manner so as to achieve, without illegality, the intention of the Parties with respect to that severed provision.

26.    GENERAL
       -------

26.01 Any provision of this Agency Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by both parties hereto.

26.02 The Bank's books and records (whether on paper, microfilm, microfiche, by electronic or magnetic recording, or any other mechanically reproducible form or otherwise) shall be deemed to constitute, in the absence of manifest error, sufficient evidence of the facts stated therein and of any obligations of the parties hereto.

26.03 This Agency Agreement (including the Exhibits hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to such subject matter, PROVIDED THAT, for the avoidance of doubt, this agreement shall not supersede or derogate from any Agency Agreement between the Bank and the Client which sets forth any terms of dealing between the parties as principal to principal.

26.04 This Agency Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

27.    TAXES
       -----

       The Client shall indemnify, release and hold the Bank harmless for the full amount of any tax which the Bank is obliged to deduct or withhold or otherwise pay to any relevant taxing authority, whether or not the claim for such payment of taxes by that taxing authority was correctly or legally asserted. The Bank may (but shall not be obliged to) consent to contest the Client's liability to such tax on behalf of the Client (but at the expense of the Client). If such taxing authority agrees (or a court of final jurisdiction determines) that the tax was not correctly or legally levied, and such tax is refunded to the Bank, then the Bank shall return such amount (together with interest, if any, paid by the relevant taxing authority) to the Client.

IN WITNESS WHEREOF the parties have caused this Agency Agreement to be executed on the day and date first above written.

DEUTSCHE BANK AG, NEW YORK BRANCH



By: /s/ Anthony T. Toscano                     By: /s/ David Martocci
   --------------------------------              -------------------------------
       Name:  Anthony T. Toscano                    Name: David Martocci
       Title: Director                              Title:   MD




FLAG INVESTORS COMMUNICATIONS FUND, INC.
AND FLAG INVESTORS EQUITY PARTNERS FUND, INC.



By: /s/ Amy M. Olmert
   -------------------------
       Name: Amy M. Olmert
       Title: Secretary

                                   SCHEDULE I
                                   ----------

                        List of Participating Portfolios

Flag Investors Communications Fund, Inc.

Flag Investors Equity Partners Fund, Inc.

                                    EXHIBIT A
                                    ---------

CLIENT'S ACCOUNT(S)                          CUSTODIAN(S)

Flag Investors Communications Fund, Inc.     96342         Bankers Trust Company

Flag Investors Equity Partners Fund, Inc.    96340         Bankers Trust Company

                                    EXHIBIT B
                                    ---------

                              INVESTMENT GUIDELINES

The Client authorizes Bank to invest all cash Collateral in the Daily Assets Fund Institutional in accordance with the guidelines attached hereto.

[See Attached Prospectus for the  Daily Assets Fund Institutional.]

                                    EXHIBIT C
                                    ---------

In accordance with the Agency Agreement, the Realized Income shall be divided as follows: 75% to the Client and 25% to the Bank.

September 25, 2001


Deutsche Bank, AG New York Branch
Securities Lending
130 Liberty Street, 35/th/ Floor
New York, NY  10006

                     Re: Securities Lending Agreement - Fees

Dear Sirs:

         In accordance with the Securities Lending Agreement between you and us dated September 25, 2001 ("Agreement"), we hereby confirm our agreement that we shall be entitled to 75% ("Our Percentage"), and Deutsche Bank, AG, New York Branch ("DB") shall be entitled to a securities lending fee of 25%, of the fee paid by the borrower to DB, net of commissions, if any, with respect to each loan which is not collateralized by cash. In the case of each loan collateralized by cash, DB shall receive on our behalf the income derived from approved investments of the cash collateral ("Income"). From the Income DB shall pay the borrower's rebate and commissions, if any, (collectively "Rebate"), shall credit to our account Our Percentage of the difference between (i) the sum of the Income plus an amount computed at an annual rate of 0.12% on the cash collateral invested during the term of such investment and (ii) the Rebate, and shall retain the remainder of the Income as its securities lending fee. The monthly securities lending earnings statement you provide to us pursuant to the Agreement will reflect the computation in clause (i) above.

                                                        Very truly yours,

Flag Investors communications fund, inc., and flag investors equity partners fund, inc.

                                                        By: /s/ Amy M. Olmert
                                                            --------------------
                                                            Name:  Amy M. Olmert
                                                            Title: Secretary

AGREED TO AND ACCEPTED:
DEUTSCHE BANK, AG, NEW YORK BRANCH


By: /s/ Anthony T. Toscano                 By: /s/ David J. Martocci
    ----------------------                     ---------------------

     Name: Anthony T. Toscano              Name: David J. Martocci
     Title: Director                       Title: MD